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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT


               Pursuant to Section 13 or 15(d) of the Securities
                             Exchange Act of 1934

      Date of Report (Date of earliest event reported): November 22, 1999


                           SUPERIOR FINANCIAL CORP.
            (Exact name of registrant as specified in its charter)


        Delaware                    0-25239                  51-0379417
(State of Incorporation)     (Commission File No.)     (IRS Employer I.D. No.)


16101 LaGrande Drive, Suite 103
Little Rock, Arkansas                                             72223
(Address of Principal Executive Office)                         (Zip code)


       Registrant's telephone number, including area code: 501-324-7255

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Item 5. Other Events

                          SUPERIOR FINANCIAL ANNOUNCES
                            STOCK REPURCHASE PROGRAM

November 22, 1999 Little Rock, AR - Superior Financial Corp (NASDAQ: SUFI), parent company of Superior Federal Bank, FSB, today announces its Board of Directors approval to repurchase up to 500,000 shares of its common stock, or approximately 5% of the common shares outstanding. It is expected that the repurchase plan will be funded with future retained earnings and should be completed within the next twelve months. The repurchased shares will be used in connection with the Company's stock option plan and for other general corporate purposes.

     Chairman and CEO C. Stanley Bailey states, "This stock repurchase program represents a strong belief that the value of our stock does not currently reflect our earnings performance or earnings prospects. We think a repurchase program clearly demonstrates the Company's intent to enhance shareholder value through the best utilization of capital and an enhanced earnings per share."

     Superior recently completed and announced third quarter earnings of $3.0 million or $.30 earnings per common share, a 42% increase in earnings versus third quarter 1998.

     Superior is a unitary thrift holding company with assets of $1.6 billion and shareholders' equity of $103.4 million. Superior Federal Bank, FSB, operates 54 full service bank and loan production offices in Arkansas and Oklahoma. It also has two active subsidiaries - Superior Financial Services, Inc., providing discount brokerage and full service investment advisory services, and Southwest Protective Life Insurance Company.

     Pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the reader is cautioned that this announcement contains "forward looking statements" regarding the Company's future performance or stock value which are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       SUPERIOR FINANCIAL CORP.
                                       ------------------------
                                             (Registrant)



Date: November 24, 1999                /s/ Rick D. Gardner
                                       -----------------------
                                       Rick D. Gardner
                                       Chief Financial Officer




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